PRESS RELEASE

                         FOR IMMEDIATE RELEASE                          Contact:
                             January 27, 2005                     Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                   (309)743-7745



                               QCR Holdings, Inc.
    Announces Earnings Results For the Fourth Quarter Ended December 31, 2004

QCR Holdings, Inc. (Nasdaq SmallCap/QCRH) today announced earnings for the fourth quarter ended December 31, 2004 of $1.3 million, or basic earnings per share of $0.30 and diluted earnings per share of $0.29. For the same quarter one year ago, the Company reported earnings of $1.1 million, or basic earnings per share of $0.26 and diluted earnings per share of $0.25. All share and per share data in this press release and accompanying schedules has been retroactively adjusted to reflect a 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

Earnings for the twelve months ended December 31, 2004 were $5.2 million, or basic earnings per share of $1.23 and diluted earnings per share of $1.20. For 2003, the Company had earnings of $5.5 million, or basic earnings per share of $1.31 and diluted earnings per share of $1.28. Earnings for 2003 were positively impacted by the Company's continued merchant credit card processing through September 2003 for an ISO portfolio, which had been sold in October 2002. This ISO processing contributed $864 thousand, or $0.20 in diluted earnings per share, to the Company's net income during 2003.

In February 2004, the Company issued $8.0 million in floating rate and $12.0 million in fixed rate trust preferred securities. In connection with this issuance, the Company redeemed, on June 30, 2004, $12.0 million of trust preferred securities originally issued in 1999. Prior to this redemption, the Company had expensed $747 thousand of unamortized issuance costs associated with the 1999 trust preferred securities in March 2004. The write-off of these costs, combined with the additional interest costs of supporting both the original and the new securities from February through June, resulted in an after-tax reduction to net income during 2004 of $729 thousand, or $0.17 in diluted earnings per share. Management believes that this refinancing strategy will provide significant long-term benefits to the Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 5.41%, as compared to a rate of 9.2% on the 1999 fixed rate securities.

"Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs incurred for approximately four months, net income for 2004 would have been $5.9 million, or diluted earnings per share of $1.37, a 9% improvement over earnings for 2003," stated Doug Hultquist, President and Chief Executive Officer. He continued, "Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented."

President Hultquist added, "Despite the anticipated declines in both gains on the sale of residential real estate loans and in net merchant credit card fees, earnings for the fourth quarter surpassed earnings for the same quarter of 2003 by $188 thousand. During the fourth quarter of 2004, earnings were positively impacted by a $1.1 million reduction in the provision for loan losses, when compared to the previous year. The successful resolution of several large credits in Quad City Bank's loan portfolio, through foreclosure, payoff, or restructuring, resulted in reductions to both provision expense and the level of allowance for loan losses." He continued, "We are very pleased by the $3.3 million increase in net interest income that we experienced in 2004, which was primarily the result of a 24% increase in our loan portfolio from one year ago. We also, reported improvements this year in non-interest income, as trust department fees increased by 13% and deposit service fees increased by 8%. In summary, our significant increases in net interest income and certain areas of non-interest income have virtually offset the expected reductions in gains on loan sales and merchant credit card fees, as well as the one-time cost of our trust preferred securities refinancing."

Michael Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust stated, "The Company continued to experience outstanding growth during 2004, as total assets increased by 23% for the year. In June, the Company announced plans to expand to Rockford, Illinois with its third bank charter, Rockford Bank and Trust Company. In mid September, Quad City Bank & Trust opened a temporary branch facility in Rockford, and on January 3, 2005 Rockford Bank & Trust began operations under its own charter in its permanent location at 127 North Wyman Street. We previously announced plans for a fifth Quad City Bank & Trust banking facility, to be located in the Five Points area of west Davenport. Construction of the new facility, which is expected to be complete late in the first quarter of 2005, will help to promote the growth of our market share in the Quad Cities."

Cedar Rapids Bank & Trust has continued to experience rapid growth, reaching total assets of $233.4 million, net loans of $169.7 million, and deposits of $174.5 million as of December 31, 2004, and improved profitability, as the bank had after-tax net income of $205 thousand for the fourth quarter of 2004, as compared to $44 thousand for the same quarter one year ago. Cedar Rapids Bank & Trust is also growing its physical presence in the market with the construction of both a new main office in downtown Cedar Rapids, which is scheduled for completion in mid 2005, and a branch facility located in northern Cedar Rapids on Council Street, which is anticipated to open in late spring 2005.

The Company's total assets increased $160.1 million, or 23%, to $870.1 million at December 31, 2004 from $710.0 million at December 31, 2003. During the same period, net loans increased by $125.3 million or 24% to $639.1 million from $513.8 million at December 31, 2003. Non-performing assets increased to $10.7 million at December 31, 2004 from $5.0 million at December 31, 2003. Total deposits increased to $588.0 million at December 31, 2004 when compared to $511.7 million at December 31, 2003. Stockholders' equity rose to $50.8 million at December 31, 2004 as compared to $41.8 million at December 31, 2003, primarily as the result of net income and the net increase in shares of common stock, partially offset by the declaration of a cash dividend and a decrease in fair value of securities classified as available for sale. A private placement of common stock, which closed on December 24, 2004, contributed $4.9 million to stockholders equity.

"Nonaccrual loans at December 31, 2004 were $7.6 million, of which $6.4 million, or 85%, resulted from four large commercial lending relationships at Quad City Bank & Trust. At year end, accruing loans past due 90 days or more were $1.1 million, of which $739 thousand, or 65%, were the result of three additional lending relationships at Quad City Bank & Trust." stated Chairman Bauer. He explained, "Despite the increase in non-performing assets since one year ago, management believes that the current level of allowance to total loans of 1.43% is adequate. The existence of a strong collateral position, a governmental guarantee, or an improved payment status on several of these nonperformers has significantly reduced the Company's exposure to loss." He continued, "Quad City Bank & Trust is working closely with all of these customers in efforts to reach equitable solutions for all concerned. Management is continually monitoring the Company's loan portfolio and the level of our allowance for loan losses. Our efforts are ongoing to improve the overall quality of our loan portfolio."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and
(xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                                                                       As of
                                             -------------------------------------------------------
                                             December 31,  September 30,  December 31,  December 31,
                                                2004           2004           2003         2002
                                             -------------------------------------------------------
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets ......................          $  870,084    $  836,367    $  710,040    $  604,600
Securities ........................          $  149,561    $  138,234    $  128,843    $   81,654
Total loans .......................          $  648,351    $  626,107    $  522,471    $  449,736
Allowance for estimated loan losses          $    9,262    $   10,134    $    8,643    $    6,879
Total deposits ....................          $  588,016    $  529,373    $  511,652    $  434,748
Total stockholders' equity ........          $   50,774    $   45,266    $   41,823    $   36,586
Common shares outstanding * .......           4,496,730     4,240,407     4,205,766     4,144,373
Book value per common share * .....          $    11.29    $    10.67    $     9.94    $     8.83
Full time equivalent employees ....                 243           238           213           195
Tier 1 leverage capital ratio .....               7.81%         7.19%         7.35%         7.79%

* Share data has been retroactively adjusted to effect a 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                                                  As of
                                        ----------------------------------------------------------
                                         December 31,  September 30,   December 31,   December 31,
                                             2004          2004            2003           2002
                                        ----------------------------------------------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans ......................   $  7,608     $  4,407        $  4,204        $  4,608
Accruing loans past due 90 days or more      1,133        2,045             756             431
Other real estate owned ...............      1,925          245              --              --
                                          -----------------------------------------------------
Total nonperforming assets ............   $ 10,666     $  6,697        $  4,960        $  5,039

Net charge-offs (calendar year-to-date)   $    753     $    245        $  1,641        $  1,470

Loan mix:
  Commercial ..........................   $532,830     $512,040        $435,633        $350,331
  Real estate .........................     59,611       57,288          35,693          54,713
  Installment and other consumer ......     55,910       56,779          51,145          44,692
                                          -----------------------------------------------------
Total loans ...........................   $648,351     $626,107        $522,471        $449,736

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing .................   $109,362     $106,760        $130,963        $ 89,676
  Interest-bearing ....................    478,654      422,613         380,689         345,072
                                          -----------------------------------------------------
Total deposits ........................   $588,016     $529,373        $511,652        $434,748


                                                                   For the Quarter Ended           For the Twelve Months Ended
                                                        -----------------------------------------  ---------------------------
                                                        December 31,  September 30,  December 31,  December 31,  December 31,
                                                           2004          2004           2003           2004           2003
                                                        ----------------------------------------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ......................................   $  10,313     $   9,799     $   8,503      $  38,017    $  33,378
Interest expense .....................................       3,847         3,368         2,775         13,325       11,950
                                                         ------------------------------------------------------------------
Net interest income ..................................       6,466         6,431         5,728         24,692       21,428
Provision for loan losses ............................        (364)          411           778          1,372        3,405
                                                         ------------------------------------------------------------------
Net interest income after provision for loan loss6,830       6,020         4,950        23,320         18,023
Noninterest income ...................................       1,925         2,019         2,170          8,682       11,168
Noninterest expense ..................................       6,842         5,913         5,495         24,281       21,035
                                                         ------------------------------------------------------------------
Income before taxes ..................................       1,913         2,126         1,625          7,721        8,156
Income tax expense ...................................         626           703           526          2,504        2,695
                                                         ------------------------------------------------------------------
Net income ...........................................   $   1,287     $   1,423     $   1,099      $   5,217    $   5,461

Earnings per common share (basic) * ..................   $    0.30     $    0.33     $    0.27      $    1.23    $    1.31
Earnings per common share (diluted) * ................   $    0.29     $    0.33     $    0.26      $    1.20    $    1.28

AVERAGE BALANCES
Assets ...............................................   $ 855,227     $ 818,784     $ 707,066      $ 799,527    $ 660,052
Deposits .............................................   $ 562,496     $ 526,737     $ 516,979      $ 526,416    $ 473,257
Loans ................................................   $ 636,515     $ 602,739     $ 499,174      $ 587,450    $ 480,314
Stockholders' equity .................................   $  46,905     $  44,237     $  41,217      $  43,890    $  39,213

KEY RATIOS
Return on average assets (annualized) ................       0.60%         0.70%         0.62%          0.65%        0.83%
Return on average common equity (annualized) .........      10.98%        12.87%        10.67%         11.89%       13.93%
Net interest margin (TEY) ............................       3.32%         3.46%         3.57%          3.41%        3.55%
Nonperforming assets / total assets ..................       1.23%         0.80%         0.70%          1.23%        0.70%
Net charge-offs / average loans ......................       0.08%         0.00%         0.19%          0.13%        0.34%
Allowance / total loans ..............................       1.43%         1.62%         1.69%          1.43%        1.69%
Efficiency ratio .....................................      81.53%        69.97%        69.58%         72.75%       64.53%

* Per share data has been retroactively adjusted to effect a 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                                                For the Quarter Ended             For the Twelve Months Ended
                                                       -----------------------------------------  ---------------------------
                                                       December 31,  September 30,  December 31,  December 31,   December 31,
                                                          2004            2004          2003         2004            2003
                                                       ----------------------------------------------------------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs .   $       315    $       253   $       416   $     1,409    $     2,195
Trust department fees ..............................           626            616           551         2,531          2,243
Deposit service fees ...............................           394            421           425         1,632          1,505
Gain on sales of loans, net ........................           239            243           336         1,150          3,668
Securities gains (losses), net .....................           (72)            --            --           (45)            --
Other ..............................................           423            486           442         2,005          1,557
                                                       ---------------------------------------------------------------------
   Total noninterest income ........................   $     1,925    $     2,019   $     2,170   $     8,682    $    11,168

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits .....................   $     4,044    $     3,458   $     3,330   $    13,773    $    12,711
Professional and data processing fees ..............           584            620           496         2,200          1,962
Advertising and marketing ..........................           281            233           254         1,015            786
Occupancy and equipment expense ....................           900            842           676         3,264          2,641
Stationery and supplies ............................           150            125           125           544            460
Postage and telephone ..............................           186            170           157           685            632
Bank service charges ...............................           139            146           118           570            454
Insurance ..........................................            69            126           115           420            445
Loss on redemption of junior subordinated debentures                          --             --           748              --
Other ..............................................           489            193           224         1,062            944
                                                       ---------------------------------------------------------------------
   Total noninterest expenses ......................   $     6,842    $     5,913   $     5,495   $    24,281    $    21,035

WEIGHTED AVERAGE SHARES *
Common shares outstanding (a) ......................     4,263,369      4,246,741     4,145,521     4,234,345      4,173,063
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan .......       105,310        102,576       125,883       110,420        109,520
                                                       ---------------------------------------------------------------------
Adjusted weighted average shares (b) ...............     4,368,679      4,349,317     4,271,404     4,344,765      4,282,583

(a)  Denominator  for  Basic  Earnings  Per Share

(b)  Denominator for Diluted Earnings Per Share

* Share data has been retroactively adjusted to effect a 3:2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2003.

                                       7